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                                                                    EXHIBIT 99.1


                       REHABILICARE ANNOUNCES RESIGNATION

                              OF PRESIDENT AND CEO


NEW BRIGHTON, MINNESOTA - MARCH 29, 2002 - REHABILICARE INC. (NASDAQ: REHB) today announced that David B. Kaysen, its President and CEO, has tendered his resignation to be effective March 31, 2002. Mr. Kaysen joined Rehabilicare, then known as Medical Devices, Inc., in March 1992. Over the past ten years, Mr. Kaysen has guided the Company from a struggling unprofitable organization, with revenue of under $7 million per year, to the world leader in home use electrotherapy devices, with revenue of $62 million in the fiscal year ended June 30, 2001. Under Mr. Kaysen's leadership, Rehabilicare has created significant platforms for growth, with a strong domestic customer base and a high-growth sport business in Europe through Compex SA.

Compex SA of Ecublens, Switzerland is one of four acquisitions completed by Rehabilicare during Mr. Kaysen's tenure. All four acquisitions, including the acquisition of Staodyn Corporation, a larger, publicly held competitor acquired in 1998, increased Rehabilicare's revenue and were accretive to earnings.

Mr. Kaysen said, "After ten years at Rehabilicare, it is time to move on to new challenges. The Company is in terrific shape and poised to meet the future."

John H.P. Maley, Chairman of the Board of Rehabilicare, commented that "David has laid the foundation for several new growth platforms for Rehabilicare, including potential consumer-based products in the United States based on the business model and products employed by Compex." Maley, who will assume the role of acting CEO, explained that "as we begin the search for David's successor, we will miss his guidance and enthusiasm and are grateful for the strong leadership he has provided. We are nevertheless excited about the potential developed under David's supervision to capitalize on both a solid domestic customer base and Compex technology to expand Rehabilicare beyond its current business model."

Rehabilicare is a leading designer, manufacturer and provider of electromedical pain management and rehabilitation products and services used for clinical, sports medicine, home healthcare and occupational medicine applications.

Statements in this press release that are not historical facts are forward-looking and are subject to risks and uncertainties, including the risks associated with regulatory approval and supervision of medical products; risks associated with collections and estimates of reserves for uncollectible medical claims; risks associated with litigation involving the sale of medical products; and other risks identified in Rehabilicare's annual report on Form 10-K filed with the Securities and Exchange Commission.


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